Exhibit 99.1
XPEL Announces Approximately $110 Million Manufacturing and Supply Chain Investment, Including .Expansion of San Antonio Operations and Acquisition of Manufacturing Facility in China
SAN ANTONIO--May 19, 2026-- XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, today announced two significant milestones in the execution of the manufacturing and supply chain investment strategy first outlined in November 2025. The Company expects to invest approximately $110 million in aggregate across these initiatives, including real estate, capital expenditures, and the acquisition of a manufacturing facility in China. The total investment falls within the previously communicated $75 million to $150 million investment range.
Expansion of San Antonio Operations
The Company has purchased a four-building site totaling approximately 435,000 square feet in San Antonio, Texas, in which the Company is a substantial tenant. This site will serve as the centerpiece of the Company’s North American manufacturing and operations footprint. The Company believes that acquiring a facility in which the Company already operates materially reduces execution risk and timelines, allowing the Company to scale without disruption to ongoing operations while maximizing prior capital investments made into facility.
Over the next 12 to 24 months, the Company plans to consolidate a separate leased operations facility into this building. Overall, the Company will occupy approximately 230,000 square feet of the total site.
The remainder of the site is currently leased to third parties, which provides the Company with significant flexibility and optionality for further expansion as future needs evolve.
This investment is intended to complement, and not replace, the Company’s existing supplier relationships, which remain an important part of the overall supply chain strategy.
Ryan Pape, President and Chief Executive Officer of XPEL, commented, "San Antonio has been XPEL's home for more than two decades, and we're proud to make a long-term commitment of this scale to our employees and to the city. This site gives us the space to consolidate, the room to grow our in-house manufacturing capabilities, and the flexibility to adapt as our needs evolve. It's the right footprint for the next phase of the business."
Acquisition of Manufacturing Facility in China
Separately, XPEL has acquired a manufacturing facility in China. The facility will support the Company's customers in China—where XPEL has invested significantly in its direct go-to-market presence in recent years, including the previously announced acquisition of the Company's Chinese aftermarket distributor in September 2025.
Pape continued, "Acquiring manufacturing capacity in China is a natural extension of the direct-market strategy we've executed across our key international markets. Having local production positions us to better serve the largest car market in the world."
Funding
The Company expects to fund the initiative through a combination of cash on hand, cash flow from operations and new financing associated with the real estate purchase. Apart from the real estate financing, the Company expects to fund the majority of the remaining investment from operating cash flow over the next two years.
The Company believes this funding approach preserves meaningful cash flow and debt capacity to continue to pursue other strategic initiatives or return cash to shareholders.

Reaffirmation of 2028 Margin Targets
These investments are consistent with the financial framework the Company communicated in November 2025. The Company remains committed to its goal of operating margins in the mid-20% range on a run-rate basis by the end of 2028
Excluding one-time costs associated with these transactions, the Company anticipates minimal impact to 2026 EPS from these initiatives as the incremental expense associated with the increased occupancy costs and buildout progression of its operations is expected to be mostly offset by the benefits and synergies from the acquisition of the China manufacturing facility. The Company anticipates beginning to recognize incremental margin contribution from these initiatives beginning in mid-2027.
Pape added, "The investments we are making — in San Antonio, in China, and across our supply chain — are designed to improve our agility and quality while increasing the rate of innovation and responsiveness to the varied needs of our global customer base.”
About XPEL, Inc.
XPEL is a leading provider of protective films and coatings, including paint protection film, surface protection film, window films, and ceramic coatings in the automotive, architectural, and marine industries. With a global footprint, a network of trained installers, and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support, and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol "XPEL". For more information, please visit www.xpel.com or investor.xpel.com.
Forward-Looking Statements
This release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended) regarding, among other things, the Company's plans, strategies and prospects, both business and financial, including, without limitation, statements regarding the expected timing, cost, scope and benefits of the Company's planned expansion of its San Antonio operations and the acquisition and integration of its manufacturing facility in China; expectations regarding the Company's manufacturing and supply chain investments; the Company's expected sources of funding for these initiatives, including cash on hand, cash flow from operations, and additional debt; expectations regarding the Company's available cash flow and debt capacity to pursue share repurchases and tuck-in acquisitions; the Company's gross margin, operating margin, and other financial targets for 2028 and beyond; and the Company's continued use of third-party suppliers. These statements are based on the beliefs and assumptions of the Company's management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors, including those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Contacts
XPEL, Inc.
Investor Relations
John Nesbett/Jennifer Belodeau
IMS Investor Relations
Phone: (203) 972-9200
Email: xpel@imsinvestorrelations.com

Media Contact
 Steve Janisse
sjanisse@xpel.com